                                                                   EXHIBIT 11.01



                         PRISM SOLUTIONS, INC.
                   COMPUTATION OF NET LOSS PER SHARE
            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                       YEARS ENDED DECEMBER 31,
                                         ------------------------------------------------
                                             1994              1995               1996
                                         -----------       -----------       ------------


Weighted average shares outstanding        2,814,115         3,045,568         10,962,977

Common equivalent shares
   pursuant to SAB No. 83                         --                --            256,179
                                         -----------       -----------       ------------
Average common and common stock
   equivalent shares outstanding           2,814,115         3,045,568         11,219,156
                                         ===========       ===========       ============

Net loss                                 $    (2,538)      $    (2,738)      $     (1,839)
                                         ===========       ===========       ============

Net loss per share                       $     (0.90)      $     (0.90)      $      (0.16)
                                         ===========       ===========       ============

NOTE: THERE IS NO DIFFERENCE BETWEEN PRIMARY AND FULLY DILUTED NET LOSS PER SHARE FOR ALL PERIODS PRESENTED. CONVERSION OF COMMON STOCK EQUIVALENTS WAS NOT ASSUMED BECAUSE THE EFFECT IS
ANTI-DILUTIVE.